ETFis SERIES TRUST I 485BPOS

Exhibit 99.(d)(10)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT, made effective as of the 7th day of February, 2017, by and between ETFis Series Trust I (the “Trust”), on behalf of the InfraCap REIT Preferred ETF (the “Fund”), Virtus ETF Advisers LLC, a Delaware limited liability company (the “Adviser”) and Infrastructure Capital Advisors, LLC, a New York limited liability company (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments; and

WHEREAS, each of Adviser and Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Adviser has been selected as investment adviser for the Fund by the Trust; and

WHEREAS, Sub-Adviser has been selected as sub-adviser for the Fund by the Trust and the Adviser on the terms described herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.    Obligations of the Sub-Adviser

(a)     Services. Subject to the oversight of the Adviser, the Sub-Adviser agrees to perform the following services (the “Services”) for the Trust:

(1)    manage the investment and reinvestment of the assets of the Fund;

(2)    determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(3)    unless the Adviser or the Fund gives the Sub-Adviser written instructions to the contrary, vote proxies on behalf of the Fund;

(4)    provide the Adviser in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by Rule 30b1-4 under the Act;

(5)    provide the Trust, the Fund and the Adviser with records concerning the Sub-Adviser’s activities under this Agreement that the Trust and the Fund are required to maintain;

(6)    render regular reports to the Adviser and the Trust’s trustees and officers concerning the Sub-Adviser’s discharge of the foregoing responsibilities; and

(7)    perform any and all other services commonly performed by sub-advisers to a registered investment company, as reasonably requested from time to time by the Trust or the Adviser.

(b)     Manner of Discharging Services. The Sub-Adviser shall discharge the foregoing responsibilities subject to the oversight of the Adviser and the trustees and officers of the Trust and in compliance with (i) such policies as the trustees may from time to time establish; (ii) the Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (iii) with all applicable laws and regulations (hereinafter collectively referred to as the “Rules”). All Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any directors, managers, officers or employees (or the equivalent) of the Sub-Adviser or through such other parties (including, without limitation and subject to approval by the Adviser and the Trust under the Rules, one or more third party sub-advisers) as the Sub-Adviser may determine (and, if applicable, engage) from time to time.

(c)    Books and Records. All books and records prepared and maintained by the Sub-Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Sub-Adviser shall surrender to the Trust and the Fund or the Adviser such of the books and records so requested; provided, however, that the Sub-Adviser may retain a copy of such books and records and may also make use of such records for its own reasonable track-record related purposes.

2.     Fund Expenses

(a)     Responsibility for Fund Fees and Expenses; Unified Fee Arrangement. During the term of this Agreement, the Sub-Adviser shall reimburse the Adviser for, or, at the direction of the Adviser, pay directly, all of the expenses of the Fund, such expenses including but not limited to: the Adviser’s Shortfall, if any (as defined on Exhibit A); transfer agent fees; administrative fees and expenses; custodian fees; legal fees; accounting fees; any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering or qualifying shares for sale; transfer taxes; all expenses of preparing the Trust’s registration statement and prospectus for the Fund; and the cost of printing and delivering to shareholders prospectuses and reports; provided, however, that the Sub-Adviser will not be responsible under this paragraph for the Adviser’s advisory fee(other than the Adviser’s Shortfall, if any), payments under the Fund’s 12b-1 plan (if any), brokerage expenses, taxes, interest, litigation expenses, acquired fund fees and expenses and extraordinary expenses of the Fund. A summary of projected fees and expenses that the Sub-Adviser will be responsible for under this paragraph has been provided to the Sub-Adviser by the Trust and the Adviser. The Sub-Adviser acknowledges and agrees that the Adviser may pay any of the Fund’s fees and expenses directly, and that the fee payable to the Sub-Adviser pursuant to Section 4(a) hereunder shall be reduced and set off by the amount of such payment and/or by the amount of the Adviser’s Shortfall.

(b)     Sub-Adviser Personnel and Expenses. The Sub-Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

3.     Custody and Brokerage Selection.

(a)     Custodian. The Trust will establish and maintain an account with a custodian chosen by the Trust (the “Custodian”). The Trust, the Fund, and the Adviser agree to cooperate with the Sub-Adviser and the Custodian in taking all such action as may be necessary or advisable to establish the Sub-Adviser’s and the Custodian’s authority with respect to the management of the cash, securities, and other property in the account.

(b)     Selecting Brokers; Best Execution. Subject to the oversight of the Adviser and the Rules, the Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Sub-Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Sub-Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Sub-Adviser with brokerage, research, analysis, advice and similar services, and the Sub-Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Sub-Adviser will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(c)     Affiliated Brokerage. The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, the Sub-Adviser or other sub-advisers to the Fund (if any), or the Fund in accordance with such standards and procedures as may be approved by the Trust in accordance with the Rules. Any transaction placed with an affiliated broker must (i) represent best execution, and (ii) may not be a principal transaction.

(d)     Aggregated Transactions. The Sub-Adviser is authorized to aggregate or “bunch” purchase or sale orders for the Fund with orders for various other clients when it believes that such action is in the best interests of the Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Sub-Adviser in accordance with the Sub-Adviser’s written policy.

4.     Compensation of Sub-Adviser

(a)      Sub-Advisory Fee. The Adviser shall pay to the Sub-Adviser from the advisory fee paid to the Adviser by the Fund a fee equal to the amount of the daily average net assets of such Fund shown on Exhibit B attached hereto (the “Sub-Adviser Fee”), payable on a monthly basis, subject to reduction and set off as described in Section 2(a). The Sub-Adviser shall look exclusively to the Adviser for payment of the Sub-Adviser’s fee.

(b)     Effect of Termination. If this Agreement is terminated prior to the end of any calendar month, the Sub-Adviser’s fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 20 days after the date of termination.

5.     Non-Exclusive Services. The services to be rendered by the Sub-Adviser to the Trust on behalf of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render other services to the Trust on behalf of the Fund or to any other investment company, corporation, association, firm, entity or individual.

6.    Limits of Liability. The Sub-Adviser shall have no liability to the Fund, its shareholders or its creditors for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933, except for information supplied by the Sub-Adviser for inclusion therein.

7.    Term of Agreement

(a)     Initial Term; Renewal. This Agreement shall be executed and become effective as of the date written below if approved by (i) the board of trustees of the Trust (the “Board”), including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of the Fund. It shall continue in effect for a period of two years and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(b)     Amendments. No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of a Fund unless such shareholder approval would not be required under applicable interpretations of the 1940 Act, and by the vote of a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(c)     Termination. Notwithstanding the foregoing, this Agreement may be terminated by the Trust at any time, without the payment of a penalty, on sixty (60) days’ written notice to the Sub-Adviser of the Trust’s intention to do so, pursuant to action by the Board or pursuant to a vote of a majority of the outstanding voting securities of the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of penalty, on sixty (60) days’ written notice to the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Trust to pay to the Sub-Adviser the fee provided in Paragraph 4 hereof through the date of termination. This Agreement may also be terminated, without the payment of penalty, by any party upon breach by the other party of any representation, warranty or covenant which shall not have been cured within twenty (20) days of receipt of written notice of such breach. This Agreement shall automatically terminate in the event of its assignment unless the parties hereto, by agreement, obtain an exemption from the SEC from the provisions of the 1940 Act pertaining to the subject matter of this paragraph.

8.    Representations, Warranties and Covenants

(a)     Adviser. The Adviser hereby represents, warrants and covenants to the Sub-Adviser as follows: (i) the Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)      Sub-Adviser. The Sub-Adviser hereby represents, warrants and covenants to the Adviser and the Trust as follows: (i) the Sub-Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; (ii) the Sub-Adviser is registered as an investment adviser under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement; (iii) the Sub-Adviser shall on an annual basis, promptly after its completion, provide the Trust and the Adviser with the Sub-Adviser’s written report demonstrating its compliance with, Rule 206(4)-7 under the Advisers Act; and (iv) the Sub-Adviser will provide accurate and complete information upon reasonable request from the Adviser or the Trust in connection with (y) the preparation of the registration statement or other documents for the Fund and (z) the compliance obligations of the Trust. In addition, the Sub-Adviser agrees to promptly provide the Trust with notice, as well as any related documentation reasonably requested by the Trust, upon:

(i)     any material adverse change in the Sub-Adviser’s business or financial condition;

(ii)    any material change in the Sub-Adviser’s ownership (including, without limitation, any change that would result in the assignment of this Agreement);

(iii)   any event or occurrence known to the Sub-Adviser that would make information previously provided by the Sub-Adviser to the Trust untrue;

(iv)  the Sub-Adviser’s receipt from any regulator or other governmental authority to which the Sub-Adviser is subject of any lawsuit, notice of any investigation or order (to the extent that such lawsuit, notice of investigation or order names the Sub-Adviser or its personnel); or

(v)   any final judgments or material settlements involving the Sub-Adviser and its provision of investment advisory services.

(c)     Trust. The Trust hereby represents, warrants and covenants to the Sub-Adviser as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company under the 1940 Act; (iii) shares of the Trust are registered for offer and sale (or will be before any such offer or sale) to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

9.     The Name “InfraCap”. The Sub-Adviser grants to the Trust a sublicense to use the name “InfraCap” (the “Name”) as part of the name of any Fund. The foregoing authorization by the Sub-Adviser to the Trust to use the Name as part of the name of any Fund is not exclusive of the right of the Sub-Adviser itself to use, or to authorize others to use, the Name; the Trust acknowledges and agrees that, as between the Trust and the SubAdviser, the Sub-Adviser has the right to use, or authorize others to use, the Name. The Trust shall (1) only use the Name in a manner consistent with uses approved by the Sub-Adviser; (2) use its best efforts to maintain the quality of the services offered using the Name; and (3) adhere to such other specific quality control standards as the Sub-Adviser may from time to time promulgate. At the request of the Sub-Adviser, the Trust will (a) submit to Sub-Adviser representative samples of any promotional materials using the Name; and (b) change the name of any Fund within three months of its receipt of the Sub-Adviser’s request, or such other shorter time period as may be required under the terms of a settlement agreement or court order, so as to eliminate all reference to the Name and will not thereafter transact any business using the Name in the name of any Fund; provided, however, that the Trust may continue to use beyond such date any supplies of prospectuses, marketing materials and similar documents that the Trust had on the date of such name change in quantities not exceeding those historically produced and used in connection with such Fund.

10.  Binding Agreement. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

11.   Certain Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities” and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

12.  Governing Law. This Agreement shall be governed by New York law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

13.   Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

Notice to the Adviser shall be sent to: Virtus ETF Advisers LLC 1540 Broadway, Suite 1610 New York, NY 10036 Attention: Brinton W. Frith	Notice to the Trust shall be sent to: ETFis Series Trust I 1540 Broadway, Suite 1610 New York, NY 10036 Attention: William J. Smalley
Notice to the Sub-Adviser shall be sent to: Infrastructure Capital Advisors, LLC 1325 Avenue of the Americas, 28th Floor New York, NY 10019 Attention: Edward F. Ryan

14.  Miscellaneous

(a)     This Agreement constitutes the entire Agreement of the parties hereto.

(b)     This Agreement is executed by the Trust with respect to the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund individually, but are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund.

(c)     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

ETFIS SERIES TRUST I	INFRASTRUCTURE CAPITAL ADVISORS, LLC

/s/ William J. Smalley	/s/ Edward F. Ryan
William J. Smalley, President	Edward F. Ryan, Chief Financial Officer

VIRTUS ETF ADVISERS LLC

/s/ Brinton W. Frith
Brinton W. Frith, Chief Executive Office

Exhibit A

Adviser’s Shortfall

The Adviser shall be entitled to retain a payment equal to the greater of: (i) an annualized rate of 7.5 basis points (0.075%) of the average daily net asset value of the Fund, during the prior calendar month and (ii) a minimum annual Adviser’s fee of $25,000 per calendar year, payable (if applicable) at the end of each calendar year or the termination of this Agreement (the minimum fee shall be prorated for partial calendar years) (the “Adviser’s Retention”). To the extent that the Adviser’s Retention for any month (or calendar year, with respect to the minimum fee) is less than the net advisory fee actually retained by the Adviser for such period after payment by the Adviser of any of the Fund’s expenses for such period and the Sub-Adviser Fee as set forth in Exhibit B (such difference, the “Adviser’s Shortfall”), then the Sub-Adviser will waive its fee and/or reimburse the Adviser in an aggregate amount equal to the Adviser’s Shortfall.

Exhibit B

Sub-Adviser’s Fee

The Adviser shall pay to the Sub-Adviser each month the Sub-Adviser Fee, equal to an annualized rate of 37.5 basis points (0.375%) of the daily average net value of the Fund during the prior calendar month, subject to reduction and set off as described in Section 2(a). Upon any termination of this Agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.